EXHIBITS 5.1, 8.1 & 23.1

[Letterhead of Thacher Proffitt & Wood LLP]

August 10, 2005

Citigroup Global Markets Inc.,

as representative of the several underwriters

390 Greenwich Street

New York, New York 10013

Credit-Based Asset Servicing and Securitization LLC

335 Madison Avenue, 19th Floor

New York, New York 10017

Litton Loan Servicing LP

4828 Loop Central Drive

Houston, Texas 77081

Opinion: Underwriting Agreement

Citigroup Mortgage Loan Trust, Series 2005-CB4

C-BASS Mortgage Loan Asset-Backed Certificates

Ladies and Gentlemen:

We have acted as counsel to Citigroup Mortgage Loan Trust Inc. (the “Depositor”) in connection with (i) the Mortgage Loan Purchase Agreement, dated August 5, 2004 (the “Seller Sale Agreement”), between the Depositor and Credit-Based Asset Servicing and Securitization LLC (the “Seller”), (ii) the Pooling and Servicing Agreement, dated as of July 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor, the Seller, Litton Loan Servicing LP (the “Servicer”) and JPMorgan Chase Bank, National Association (the “Trustee”), and the certificates issued pursuant thereto designated as Citigroup Mortgage Loan Trust, Series 2005-CB4, C-BASS Mortgage Loan Asset-Backed Certificates ( the “Certificates”), (iii) the Custodial Agreement, dated July 1, 2005 (the “Custodial Agreement”), among the Trustee, the Servicer and The Bank of New York (the “Custodian”), (iii) the Litton Indemnification Agreement, dated August 5, 2005 (the “Litton Indemnification Agreement”), between the Depositor and the Servicer, (iv) the C-BASS Indemnification Agreement, dated August 5, 2005 (the “C-BASS Indemnification Agreement”), between the Depositor and the Seller, (v) the Underwriting Agreement, dated August 5, 2005 (the “Underwriting Agreement”), among the Depositor, Citigroup Global Markets Inc. and Friedman Billings Ramsey & Co., Inc. and, (vi) the Prospectus Supplement, dated August 5, 2005 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated May 3, 2005 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Custodial Agreement, the C-BASS Indemnification Agreement, the Underwriting Agreement and the Litton Indemnification Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, with your permission we have assumed and are relying thereon without independent investigation (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

In rendering this opinion letter, any opinion expressed herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any provisions referred to in foregoing clause (iii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on the actual present knowledge of such attorneys after such consultation with such other attorneys in this firm as they deemed appropriate and, with respect to the opinions in paragraphs 5(ii) and (iii) and 6 below, the Certificate of the Depositor, a copy of which is annexed as Exhibit A and the accuracy of which with your permission we are relying on without independent investigation in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, including without limitation the Securities Act of 1933, as amended (the “1933 Act”) We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.

Each of the Agreements to which the Depositor is a party is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against that party.

2.	The Certificates are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.
3.

The statements made in the Prospectus Supplement under the heading “Federal Income Tax Consequences,” to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

4.

Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes, within the meaning of the REMIC Provisions in effect on the date hereof, (i) each of REMIC 1, REMIC 2, REMIC 3, REMIC 4, REMIC 5, REMIC 6, REMIC 7, REMIC 8, REMIC 9 and REMIC 10 will qualify as a REMIC, (ii) the REMIC 1 Regular Interests will represent ownership of “regular interests” in REMIC 1, and the Class R-1 Interest will constitute the sole class of “residual interests” in REMIC 1, (iii) the Class AV-1 Certificates, Class AV-2 Certificates, Class AV-3 Certificates, Class AF-1 Certificates, Class AF-2 Certificates, Class AF-3 Certificates, Class AF-4 Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates, Class B-1 Interest, Class B-2 Interest, Class

B-3 Interest, Class B-4 Interest, Class B-5 Interest, Class B-6 Interest, Class B-7 Interest and Class X/N Interest will represent ownership of “regular interests” in REMIC 2 and will generally be treated as debt instruments of REMIC 2, and the Class R-2 Interest will constitute the sole class of “residual interests” in REMIC 2, (iv) the Class B-1 Certificates will represent ownership of “regular interests” in REMIC 3 and will generally be treated as debt instruments of REMIC 3, and the Class R-3 Interest will constitute the sole class of “residual interests” in REMIC 3, (v) the Class B-2 Certificates will represent ownership of “regular interests” in REMIC 4 and will generally be treated as debt instruments of REMIC 4, and the Class R-4 Interest will constitute the sole class of “residual interests” in REMIC 4, (vi) the Class B-3 Certificates will represent ownership of “regular interests” in REMIC 5 and will generally be treated as debt instruments of REMIC 5, and the Class R-5 Interest will constitute the sole class of “residual interests” in REMIC 5, (vii) the Class B-4 Certificates will represent ownership of “regular interests” in REMIC 6 and will generally be treated as debt instruments of REMIC 6, and the Class R-6 Interest will constitute the sole class of “residual interests” in REMIC 6, (viii) the Class B-5 Certificates will represent ownership of “regular interests” in REMIC 7 and will generally be treated as debt instruments of REMIC 7, and the Class R-7 Interest will constitute the sole class of “residual interests” in REMIC 7, (ix) the Class B-6 Certificates will represent ownership of “regular interests” in REMIC 8 and will generally be treated as debt instruments of REMIC 8, and the Class R-8 Interest will constitute the sole class of “residual interests” in REMIC 8, (x) the Class B-7 Certificates will represent ownership of “regular interests” in REMIC 9 and will generally be treated as debt instruments of REMIC 9, and the Class R-9 Interest will constitute the sole class of “residual interests” in REMIC 9, (xi) the Class X Certificates and the Class N Certificates, if held by the same person, will represent ownership of “regular interests” in REMIC 10 and will generally be treated as debt instruments of REMIC 10, and if held by different persons, will generally be treated as partnership interests, and the Class R-10 Interest will constitute the sole class of “residual interests” in REMIC 10 and (viii) the Class R Certificates will represent the ownership in Class R-1 Interest and the Class R-2 Interest and the Class R-X Certificates will represent ownership in the Class R-3 Interest, Class R-4 Interest, Class R-5 Interest, Class R-6 Interest, Class R-7 Interest, Class R-8 Interest, Class R-9 Interest and Class R-10 Interest.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings “Federal Income Tax Consequences” and “Legal Matters,” without admitting that we are “persons” within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

By: /s/ THACHER PROFFITT & WOOD LLP